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                                   EXHIBIT 12

  RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

        The following table sets forth the ratio of earnings to fixed charges and preferred stock dividend requirements for the periods indicated:

         1994            1995          1996           1997            1998
         ----            ----          ----           ----            ----

         17.0             8.1           4.9            3.5             3.0
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        For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred stock dividends) to income before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, preferred stock dividend requirements, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.

           CALCULATION OF COMBINED RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                            YEAR ENDED JULY 31, 1998
                          (DOLLAR AMOUNTS IN THOUSANDS)

EARNINGS:
     Net income                                                                          $90,573
     Interest expense (including amortization of debt discount and issuing costs)         36,815
     Other adjustments                                                                       551
                                                                                        --------
                                                                                        $127,951
                                                                                        ========

FIXED CHARGES:
     Interest expense (including amortization of debt discount and issuing costs)        $36,815
     Capitalized interest                                                                     12
     Preferred stock dividends                                                             5,850
     Other adjustments                                                                       372
                                                                                        --------
                                                                                         $43,049
                                                                                        ========
RATIO OF EARNINGS TO FIXED CHARGES                                                           3.0

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